UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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DARLING INTERNATIONAL INC.

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251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2014

To the Stockholders of Darling International Inc.:

An Annual Meeting of Stockholders of Darling International Inc. (the “Company”) will be held on Tuesday, May 6, 2014, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the seven nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To amend the Company’s restated certificate of incorporation, as amended, to change the Company’s corporate name from Darling International Inc. to Darling Ingredients Inc. (Proposal 2);

3.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending January 3, 2015 (Proposal 3);

4.	To consider an advisory vote to approve executive compensation (Proposal 4); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2, 3 and 4.

The Board has fixed the close of business on March 14, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. You can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.

A copy of our Annual Report for the year ended December 28, 2013 is enclosed or otherwise made available for your convenience.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 26, 2014

(i)

(ii)

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 6, 2014

This Proxy Statement is provided to the stockholders of Darling International Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 6, 2014, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 26, 2014. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the seven nominees identified in this proxy statement as directors of Darling until the next annual meeting of stockholders, to approve an amendment to Darling’s restated certificate of incorporation, as amended, to change Darling’s corporate name from Darling International Inc. to Darling Ingredients Inc., to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending January 3, 2015 and to consider an advisory vote to approve executive compensation.

QUESTIONS AND ANSWERS ABOUT VOTING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on March 14, 2014 (the “Record Date”). You have been sent this Proxy Statement and the enclosed proxy card because Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are four matters scheduled for a vote:

•	the election of the seven nominees identified in this proxy statement as directors, each for a term of one year (“Proposal 1”);

•	the approval of an amendment to our company’s restated certificate of incorporation, as amended, to change our company’s corporate name from Darling International Inc. to Darling Ingredients Inc. (“Proposal 2”);

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 3, 2015 (“Proposal 3”); and

•	an advisory vote to approve executive compensation (“Proposal 4”).

Who is entitled to vote at the Annual Meeting?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 164,593,874 shares of common stock are outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote either by Internet, by telephone or by filling out and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a current bank or brokerage account statement, to ensure your admission.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote on routine corporate matters. The approval of the change of our company’s name and the ratification of the selection of our independent registered public accounting firm are considered to be routine matters, while the election of directors and the advisory vote to approve executive compensation are not.

Proposal 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

Proposal 2. With respect to Proposal 2 – “Approval of Corporate Name Change,” the affirmative vote of a majority of shares outstanding, voting as a class and entitled to vote, is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of Proposal 2.

Proposal 3. With respect to Proposal 3 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of Proposal 3.

Proposal 4. With respect to Proposal 4 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 4. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, your shares will be counted as if you had voted against Proposal 4.

Although the advisory vote on Proposal 4 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

Who will count the votes?

Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $7,500, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 without charge, you should contact:

Brad Phillips

Treasurer

Darling International Inc.

251 O’Connor Ridge Boulevard, Suite 300

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on May 6, 2014

The Proxy Statement and the 2013 Annual Report to security holders are available at

www.edocumentview.com/DAR

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

The Board has determined that each of its current non-employee directors, O. Thomas Albrecht, D. Eugene Ewing, Charles Macaluso, John D. March and Michael Urbut meet the independence requirements of the NYSE and the SEC.

Meetings of the Board

During the fiscal year ended December 28, 2013, the Board held four regular meetings and fourteen special meetings. Each of the directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended December 28, 2013.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may write them: c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the Lead Director or any other specific director, if so addressed.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2013 annual meeting of stockholders.

Board Leadership Structure

Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement. As further discussed below, our company has an empowered independent Lead Director who is elected annually by our Board. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term shareholder value.

Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. The Board appointed Mr. Macaluso as lead director. The Lead Director’s role includes:

•	convening and chairing meetings of the non-employee directors as necessary from time to time;

•	coordinating the work and meetings of the standing committees of the board;

•	acting as liaison between directors, committee chairs and management; and

•	serving as an information resource for other directors.

Our Lead Director’s responsibilities and authorities are more specifically described in our Corporate Governance Guidelines.

The Board’s Role in Risk Oversight

The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors and independent, outside auditors. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs Michael Rath as our Senior Vice President – Fats, Hides, Energy and Chief Risk Officer. Mr. Rath reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee and compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman), Albrecht and Urbut, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met two times during the fiscal year ended December 28, 2013. The nominating and corporate governance committee is generally responsible for:

•	identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

•	recommending to the Board the number and nature of standing and special committees to be created by the Board;

•	recommending to the Board the members and chairperson for each Board committee;

•	developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Business Conduct and making recommendations for changes to the Board;

•	establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

•	communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

•	evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

•	periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

•	reviewing and addressing any potential conflicts of interest of our directors and executive officers;

•	developing criteria for and assisting the Board in its annual self-evaluation;

•	overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

•	overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.

The Board has adopted a written charter for the nominating and corporate governance committee.

Audit Committee. The audit committee currently consists of Messrs. Urbut (Chairman), Ewing and March, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors. The audit committee met four times during the fiscal year ended December 28, 2013, during each of which meetings it also met directly with our independent auditors. The audit committee is generally responsible for:

•	appointing, compensating, retaining, directing and overseeing our independent auditors;

•	reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

•	reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

•	reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

•	reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports and recommending appropriate action to the Board;

•	discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 61 and No. 90;

•	reviewing relationships between our independent auditors and our company in accordance with Independence Standards Board Standard No. 1;

•	inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

•	preparing the report of the audit committee required to be included in our proxy statement; and

•	creating and periodically reviewing our whistleblower policy.

The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.

The Board has adopted a written charter setting out the audit-related functions that the audit committee is to perform.

Please see page 58 of this Proxy Statement for the “Report of the Audit Committee.”

Compensation Committee. The compensation committee currently consists of Messrs. Albrecht (Chairman), Ewing and March, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met six times during the fiscal year ended December 28, 2013. The compensation committee is generally responsible for:

•	establishing and reviewing our overall compensation philosophy and policies;

•	determining and approving the compensation level of our Chief Executive Officer;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

•	examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;

•	reviewing and recommending to the Board for approval new compensation programs;

•	reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

•	reviewing employee compensation levels generally;

•	drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

•	preparing the report of the compensation committee for inclusion in our annual proxy statement.

The Board has adopted a written compensation committee charter setting forth meeting requirements and responsibilities of the compensation committee.

Please see page 38 of this Proxy Statement for the “Compensation Committee Report.”

Code of Business Conduct

The Board has adopted a Code of Business Conduct to which all officers, directors and employees, who for purposes of the Code of Business Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Business Conduct and may do so anonymously by contacting Darling’s independent ombudsman. The Code of Business Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.

The Code of Business Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Business Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of an employee of ours) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should maintain an investment in Darling common stock that is equal to five times his annual base salary. Our Executive Vice Presidents and named executive officers other than our Chief Executive Officer should each maintain an investment in Darling common stock that is equal to 2.5 times his or her annual base salary, while our Senior Vice Presidents should maintain an investment in Darling common stock that is equal to one times his or her annual base salary. Non-employee directors should each maintain an investment in Darling common stock that is equal to five times his or her annual retainer. Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Business Conduct are available on our website at http://www.darlingii.com/investors.aspx. Stockholders may request copies of these documents free of charge by writing to Darling International Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 28, 2013, Messrs. Albrecht, Ewing and March, as well as former director Michael Rescoe, served on the compensation committee. Mr. Rescoe retired as a member of the Board on February 17, 2014. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 28, 2013, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

Our current Board consists of seven members. The nominating and corporate governance committee recommended and the Board approved the nomination of the following seven nominees for election as directors at the Annual Meeting: O. Thomas Albrecht, D. Eugene Ewing, Dirk Kloosterboer, Charles Macaluso, John D. March, Randall C. Stuewe and Michael Urbut. Mr. Kloosterboer joined our Board on January 7, 2014 upon the closing of our acquisition of the VION Ingredients (herein so called) division of VION Holding N.V., a limited liability company formed under the laws of the Netherlands. Further information regarding Mr. Kloosterboer is provided below.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following table sets forth the age, principal occupation and certain other information for each of the nominees for election as a director.

Name	Age	Principal Occupation
Randall C. Stuewe	51

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 25 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

O. Thomas Albrecht	67

Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. From March 2007 until October 2010, Mr. Albrecht served as President of R&J Construction Supply, Inc. Mr. Albrecht has served as a director of our company since May 2002.

Mr. Albrecht brings an array of talents and experiences from his long tenure at McDonald’s Corporation, a world leader in the food service industry. A proven senior executive, Mr. Albrecht provides a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent.

Name	Age	Principal Occupation
D. Eugene Ewing	65

Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings (NYSE: CODI), where he serves as chairman of the audit committee and as a member of the compensation committee. Mr. Ewing is on advisory boards for the business schools at Northern Kentucky University and the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming. Mr. Ewing has served as a director of our company since May 2011.

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. He also brings a focus on and experience in long term succession issues for corporate management.

Dirk Kloosterboer	59

Mr. Kloosterboer has served as our Chief Operating Officer since January 2014. He served as chief operations officer and a director and vice chairman of the board of VION N.V. from 2008 until we acquired VION Ingredients in January 2014. From September 2012 to April 2013, Mr. Kloosterboer served as chief executive officer of VION N.V. Mr. Kloosterboer has served as a director of our company since January 2014, when he joined our Board upon the closing of our acquisition of VION Ingredients.

Under Mr. Kloosterboer’s leadership, VION Ingredients made more than ten acquisitions, expanding into the gelatin and casings businesses and extending VION Ingredients’ geographic presence to China, Brazil, the United States, Japan and Australia. Mr. Kloosterboer is a highly seasoned international business executive and, through his long tenure at VION Ingredients, Mr. Kloosterboer brings extensive experience in the international animal by-products industry to our Board.

Name	Age	Principal Occupation
Charles Macaluso	70

Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc. (NASDAQ: GLPW), where he serves as chairman of the board; Woodbine Acquisition Corp., where he serves on the audit and compensation committees; and Pilgrim’s Pride Corporation (NYSE: PPC), where he serves on the audit committee. Mr. Macaluso has served as a director of our company since May 2002.

Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

John D. March	66

Mr. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007, where he held a variety of managerial positions throughout his career. Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader – Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients – North America. Mr. March currently serves as a director of BioFuel Energy Corp. (NASDAQ: BIOF), where he serves on the compensation and risk committees. Mr. March has served as a director of our company since March 2008.

Through his long tenure at Cargill, Incorporated, a world leading producer and marketer of food, agricultural, financial and industrial products and services, Mr. March brings our Board tenured executive experience in global agriculture, food ingredients, biofuels and fats and oils.

Name	Age	Principal Occupation
Michael Urbut	65

Mr. Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut has served as a director of our company since May 2005.

Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the Board has designated a standing committee, the nominating and corporate governance committee, which is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling International Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

•	highest personal and professional ethics, integrity and values;

•	outstanding achievement in the individual’s personal career;

•	breadth of experience;

•	ability to make independent, analytical inquiries;

•	ability to contribute to a diversity of viewpoints among board members;

•	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

•	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.

Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.

In connection with our acquisition of Griffin Industries, Inc. (“Griffin”) in December 2010, we entered into an agreement with the selling shareholders in that transaction who received shares of our common stock as part of the purchase price that gives such shareholders the right to nominate (i) a total of two directors to the Board for so long as such shareholders maintain 6% or more ownership of our common stock and (ii) one director to the Board for so long as such shareholders maintain more than 3%, but less than 6%, ownership of our common stock. In May 2011, such shareholders held less than 6% of our common stock, and therefore had the right to designate one director. Such shareholders designated D. Eugene Ewing as their nominee to the Board, and our stockholders first elected him to the Board at our 2011 annual meeting. The Board has nominated Mr. Ewing for re-election at the Annual Meeting. Mr. Ewing has no arrangement or understanding with such shareholders with regard to how he will cast his vote on any given matter and is expected to act in the total corporate interests of our company.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 14, 2014, are as follows. Our executive officers serve at the discretion of the Board.

Name	Age	Position
Randall C. Stuewe	51	Chairman of the Board and Chief Executive Officer

Dirk Kloosterboer	59	Director and Chief Operating Officer

Colin Stevenson	51	Executive Vice President – Global Finance and Administration (Principal Accounting Officer)

Martin W. Griffin	55	Executive Vice President – Chief Operations Officer – North America

Jan van der Velden	50	Executive Vice President – Ecoson Rendac Sonac (ERS)

John Bullock	57	Executive Vice President – Chief Strategy Officer

John F. Sterling	50	Executive Vice President – General Counsel and Secretary

O. Thomas Albrecht (2) (3)	67	Director

D. Eugene Ewing (1) (2)	65	Director

Charles Macaluso (3)	70	Director

John D. March (1) (2)	66	Director

Michael Urbut (1) (3) (4)	65	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

(4)	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.

For a description of the business experience of Messrs. Stuewe, Kloosterboer, Albrecht, Ewing, Macaluso, March and Urbut, see “Proposal 1 – Election of Directors.”

Colin Stevenson has served as our Executive Vice President – Global Finance and Administration since January 2014. Mr. Stevenson is also our Principal Accounting Officer. From September 2012 to December 2013, he served as our Executive Vice President – Chief Financial Officer. From 1999 to September 2012, Mr. Stevenson worked at PricewaterhouseCoopers LLP, where he became a partner in 2002 and served as leader of its Dallas Financial Services Tax Group. Prior to PwC, Mr. Stevenson spent approximately eight years in industry holding a variety of positions including CFO and division president for privately held construction and land development entities, as well as regional vice president of financial operations for the Ryland Group, a publicly-traded company on the NYSE.

Martin W. Griffin has served as our Executive Vice President – Chief Operations Officer, North America since January 2014. From December 2010 to December 2013, he served as our Executive Vice President – Co-Chief Operations Officer. Mr. Griffin served as Chief Operating Officer of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in raw material procurement and plant operations. Mr. Griffin is involved in several state associations within the industry as well as the Fats and Proteins Research Foundation and the National Renderers Association.

Jan van der Velden has served as our Executive Vice President – ERS since January 2014. He has served in a number of different capacities for VION Ingredients (now known as Darling Ingredients International) since June 1989. Most recently, he has served as the Managing Director of ERS for VION Ingredients since March 2012 and the Vice President Raw Materials & Logistics for VION Ingredients since January 2001. From May 2005 to March 2012, he served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

John Bullock has served as our Executive Vice President – Chief Strategy Officer since January 2014. Prior to that, he served as our Senior Vice President – Business Development from May 2012 to December 2013. Mr. Bullock began his career at General Mills Inc. in 1978 in ingredient purchasing and risk management. From 1991 to 2004, Mr. Bullock worked for ConAgra Foods Inc., where he led the mergers and acquisitions group of the ConAgra Trading and Processing Companies, with responsibility for leading the company’s growth initiatives and acquiring numerous businesses throughout the world. From 2004 to May 2012, Mr. Bullock operated JBULL INC., a boutique consulting firm he formed specializing in enhancing margin opportunities for agricultural business expansions and developing renewable fuels, during which time he consulted on numerous projects for our company, including its effort in the development and construction of the Diamond Green Diesel Facility.

John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight, where he was a member of the firm’s corporate and securities practice area.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding fiscal 2013 compensation for our named executive officers:

Name	Title (as of last day of fiscal 2013)
Randall C. Stuewe	Chairman and Chief Executive Officer
Colin T. Stevenson	Executive Vice President — Chief Financial Officer
John O. Muse	Executive Vice President — Chief Administrative Officer
Martin W. Griffin	Executive Vice President—Co-Chief Operations Officer
John Bullock	Senior Vice President – Business Development

We have divided this discussion into five parts:

1.	Overview of Our Fiscal 2013 Executive Compensation Program
2.	Objectives, Governance and Compensation Components
3.	Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions
4.	Other Features of Our Executive Compensation Program
5.	Fiscal 2014 Changes to Our Executive Compensation Program

Overview of Our Fiscal 2013 Executive Compensation Program

FISCAL 2013 EXECUTIVE COMPENSATION PROGRAM SIMILAR TO FISCAL 2012

The compensation committee (also referred to as the “committee” in this discussion) designed our fiscal 2013 executive compensation program to follow the same basic design that we have used for the last several years. Most of the compensation for our named executive officers took the form of base salary, an annual incentive bonus opportunity and performance-based long-term incentive awards. We sometimes refer to these components together as “total direct compensation.” The target annual incentive bonus and long-term incentive award opportunities generally make up the majority of the total direct compensation opportunity for our named executive officers. We consider these incentive compensation opportunities as performance-based because they are earned only to the extent we achieve measurable performance results. The following summarizes the annual and long-term incentive design for our executive officers for fiscal 2013:

Fiscal 2013 Annual and Long-Term Incentive Design Overview

Feature	Annual Incentive Bonus	Long-Term Incentive Award
Form of Award	Performance-based annual cash award	Annual performance-based equity grants: • Restricted stock (80%) • Stock options (20%)
Amount of Target Award	Percentage of salary (100% for CEO)	• Percentage of salary (125% for CEO) • Converted to target number of restricted shares/options based on beginning of year stock/option calculated value
Range of Payouts	0% to 300% of target	0% to 200% of target
Performance Measures	• 75% based on fiscal year 2013 “return on gross investment” (ROGI) relative to comparator group of cyclical/volatile companies • 25% based on strategic, personal and operational (SOP) goals

• Amount of grants based on trailing 5-year average ROGI relative to comparator group of cyclical/volatile companies

• Grants vest 25% immediately with additional time-vesting requirements over 3 years for remaining 75% of awards

FISCAL 2013 PERFORMANCE

Fiscal 2013 was a strong year for our Company and one focused on growth. We were able to focus on strategic, long-term opportunities while managing through volatile markets for our finished products. As a result, our ROGI for 2013, which is a key financial measure used for our annual and long-term incentive awards, was 18.96%. In addition, we had several key strategic accomplishments during fiscal 2013. Our Diamond Green Diesel joint venture began production of renewable diesel, and we completed the acquisitions of the Rothsay rendering business and the Terra Renewal industrial residuals and used cooking oil collection business. We also entered into an agreement in 2013 to acquire the VION Ingredients business, which closed in early 2014.

FISCAL 2013 COMPENSATION DECISIONS

The following summarizes the key compensation decisions for the named executive officers for fiscal 2013 based on these performance results:

•	Base salary: No changes were made to the base salary rates for the named executive officers for fiscal 2013, other than increases of 1.7% and 3% for Messrs. Stevenson and Bullock, respectively.

•	Annual Incentive Bonus: Fiscal 2013 ROGI results were above target at 18.96%, which equated to about 67th percentile performance relative to our Performance Comparator Group of cyclical/volatile companies (as discussed below). In addition, all of our named executive officers substantially achieved their SOP goals. When the payouts attributable to ROGI were combined with the SOP award payouts, Mr. Stuewe earned a 2013 Annual Incentive Bonus equal to 204.35% of target and for the other named executive officers, payouts ranged from 124.46% to 206.17% of target.

•	Long-Term Incentive Awards: Based on the 2013 ROGI results, our trailing 5-year average ROGI was 22.7%, which equated to above 75th percentile performance relative to our Performance Comparator Group of cyclical/volatile companies. As a result, our named executive officers received equity-based long-term incentive awards in early 2014 at the maximum, generally 200% of target. As in prior years, the awards were provided 80% in restricted stock and 20% in stock options. Vesting and exercise terms were consistent with awards for prior years.

The following summarizes the amount of the total direct compensation for fiscal 2013 for our Chief Executive Officer, Mr. Stuewe, as included in the Summary Compensation Table at page 39:

Fiscal 2013 Total Direct Compensation for CEO

Executive	Base Salary	Annual Bonus	Restricted Stock	Stock Options	Fiscal 2013 Total
Randall C. Stuewe	$850,000	$1,737,002	$3,213,863	$545,611	$6,384,875

The named executive officers received other compensation during 2013 as further discussed in this Compensation Discussion and Analysis, the Summary Compensation Table and accompanying disclosures.

EXECUTIVE COMPENSATION PRACTICES AND POLICIES

The committee believes that our executive compensation program follows best practices aligned to long-term stockholder interests, summarized below:

What We Do	What We Don’t Do

✓     Provide a majority of compensation in performance-based compensation

✓     Pay for performance based on measurable goals for both annual and long-term awards

✓     Balanced mix of awards tied to annual and long-term performance

✓     Performance-based grants of restricted stock and stock options that align interests with stockholders

✓     Stock ownership and retention policy

✓     Compensation recovery (clawback) policy

✓     Receive advice from independent compensation consultant

×        No supplemental executive retirement plans for named executive officers

×        No change in control excise tax gross-ups for agreements entered into after April 30, 2009

×        No discounted stock options, reload stock options or stock option re-pricing without stockholder approval

×        No short-term trading, short sales, transactions involving derivatives or hedging transactions

Objectives, Governance and Compensation Components

OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The committee has designed our executive compensation program to serve several key objectives:

•	attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly situated executives at companies similar to us;

•	reward the achievement of specific annual, long-term and strategic goals;

•	approve performance and payouts under the incentive plans, once company performance has been validated; and

•	align the interests of our named executive officers with those of our stockholders by rewarding performance that exceeds that of our comparator companies, through the use of equity-based long-term incentive awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

To achieve these objectives, the committee believes that executive compensation packages provided by our company to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. We have designed the executive compensation program to encourage executive officers to pursue strategies that serve the interests of our company and stockholders by encouraging appropriate, but not excessive, levels of risk-taking.

GOVERNANCE OF OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Each member of the committee is an “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

•	oversees our various compensation plans and programs and makes appropriate design decisions,

•	retains responsibility for monitoring our executive plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives, and

•	determines the appropriate compensation levels for all executives, including the named executive officers.

The committee meets on a regular basis. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://ir.darlingii.com/Documents. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee has engaged Aon Hewitt to act as independent compensation consultant. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from Aon Hewitt:

•	Total compensation paid to the named executive officers, including retirement and post-retirement benefits and fringe benefits.

•	Our company’s long-term and short-term strategic and financial objectives.

•	Our company’s performance, the industry in which we operate, the current operating environment, relative stockholder return and market compensation for similarly-situated executives.

•	How to balance short-term and long term-compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of its compensation program ensures continuing alignment of the elements of the compensation program with stockholder interests. During this process, the committee:

•	Consults as needed with Aon Hewitt to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy;

•	Seeks to ensure that our company’s compensation programs remain competitive;

•	Takes into consideration appropriate corporate acquisitions and the resulting impact on the size and complexity of our company’s business;

•	Evaluates the design of our compensation program to align pay and performance;

•	Evaluates the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value; and

•	Compares total direct compensation with compensation paid by our comparator group.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis reviews the performance of his direct reports, which include each of the named executive officers other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the named executive officers.

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. For fiscal 2013, the committee engaged Aon Hewitt, an independent global human resources consulting firm, to counsel the committee on various factors relating to the development of our executive compensation program, including the selection criteria for our comparator groups.

Aon Hewitt is engaged directly by, and is fully accountable to, the committee. The committee has determined that Aon Hewitt does not have any conflicts of interest that would prevent it from being objective. In reaching this determination, the committee considered:

•	neither Aon Hewitt, nor its affiliate, Aon Corporation, provides any services to our company outside of the scope of executive compensation as described above;

•	the amount of fees received by Aon Hewitt from us as a percentage of Aon Hewitt’s total revenues;

•	Aon Hewitt’s policies and procedures designed to prevent conflicts of interest;

•	no member of the committee has a business or personal relationship with the consultants rendering compensation advice;

•	no consultant advising the committee regarding compensation matters owns any of our company’s stock; and

•	none of our executive officers have any business or personal relationship with any consultant advising the committee with regard to compensation matters.

CONSIDERATION OF MOST RECENT SAY-ON-PAY VOTE

The committee considered the results of the advisory “say-on-pay” vote submitted to our stockholders at the Annual Meeting held on May 7, 2013. Over 82% of the stockholders that voted on this matter at the Annual Meeting approved the executive compensation program, indicating support of our executive compensation practices. The committee considered these results in determining to operate the fiscal 2013 executive compensation program similar to the fiscal 2012 program. We intend to continue to solicit shareholder feedback on our executive compensation program by holding an advisory say-on-pay vote on an annual basis and will continue to consider the results of this process in evaluating the program and making future compensation decisions for the named executive officers. We intend to seek an advisory vote on the frequency of our say-on-pay vote at the Annual Meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of the say-on-pay vote at that time.

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE

Purpose

The committee evaluates the competitiveness of executive compensation levels and performance with respect to our incentive plans by analyzing comparator groups comprised of companies that are similar in size, in similar industries, and/or subject to cyclical or volatile operating conditions that are similar to ours. The comparator groups are summarized below. We use different comparator groups to evaluate pay levels and performance because the committee believes that it is appropriate to use companies that are generally similar in size for pay comparisons. For performance comparisons, however, we compete for executive talent and capital with companies that are much larger and smaller than the companies used solely for pay comparisons. The committee therefore believes it should use a broader comparator group to evaluate performance.

Comparator Group Used to Evaluate Pay Levels

In 2011, the committee reviewed competitive pay level information for the named executive officers. The competitive pay level information was derived from 59 general industry companies that ranged in size from $750 million to $4.0 billion in revenues, with an emphasis on companies in the materials, industrials, and consumer staples sub-industries to best match to our size and industry. The competitive data was then size-adjusted, or regressed, to account for our revenues compared to the comparators. In making compensation decisions related to fiscal 2013, the committee referenced this 2011 competitive pay study.

The committee uses this information to generally inform its compensation decisions but does not formulaically benchmark based on this data. The committee generally sets target levels of total direct compensation for the named executive officers at or near the 50th percentile of total compensation paid to similarly situated executives at the comparison companies. Variations from the 50th percentile level may occur, as dictated by the experience level of the individual and market factors. Further, the 50th percentile compensation target may be exceeded for a year in which performance significantly exceeds goals.

Comparator Group Used to Evaluate Performance

The committee also uses a comparator group to evaluate performance levels with respect to the annual and long-term incentive plans (“Performance Comparator Group”). The Performance Comparator Group was established in 2011 and comprises 108 companies that (i) are members of the S&P 1500, (ii) are in highly cyclical or volatile industries, and (iii) within those industries, are highly cyclical or volatile, as measured by positive or negative fluctuations in company earnings before interest and taxes (EBIT) over a 10-year period. The committee believes that this is an appropriate comparator group for measuring performance because, like our company, these companies are influenced, either up or down, by external conditions such as changes in commodity prices. In evaluating performance related to fiscal 2013, the committee continued to use this Performance Comparator Group in order to maintain consistency in setting goals and evaluating performance.

COMPONENTS OF FISCAL 2013 EXECUTIVE COMPENSATION PROGRAM

For fiscal 2013, the compensation for the named executive officers included the following components:

Fiscal 2013 Compensation Components

Compensation Component	Description	Objective
Base Salary	• Fixed compensation component • Periodically reviewed by the committee and adjusted based on competitive practices and economic conditions	Compensate named executive officers for services rendered during the fiscal year on a competitive basis when compared to certain comparator companies
Annual Incentive Bonus

• Short-term variable compensation component, performance-based, and payable in cash.

• Each named executive officer has a target award expressed as a percentage of salary (100% for CEO)

• Payout totals are based on attainment of (i) ROGI results relative to a comparator group of cyclical/volatile companies (75%) and (ii) individual SOP goals (25%)

• Payouts range from 0% to 300% of target (lower maximum for Messrs. Griffin and Bullock)

• Provide a substantial portion of a named executive officer’s potential cash compensation in the form of performance-based awards

• Set financial goals that evaluate our company’s performance relative to companies whose financial performance, similar to ours, is influenced, either up or down, by external conditions such as changes in commodity prices

• Reward attainment of financial, operational and strategic objectives on a short-term (annual) basis

Long-Term Incentive Compensation

• Long-term variable compensation component, performance-based, and settled in equity-based awards

• Each named executive officer has a target award expressed as a percentage of salary (125% for CEO)

• Awards granted are determined based on trailing 5-year average ROGI relative to a comparator group of cyclical/volatile companies

• Awards are composed of restricted stock (80%) and of stock options (20%)

• Between 0% and 200% of the target number of awards will be granted based on performance (lower maximum for Messrs. Griffin and Bullock)

• Time-based vesting over a 3-year period after the completion of the performance period

• Tie the amount of annual long-term awards to measurable financial performance results

• Set financial goals that evaluate our company’s performance relative to companies whose financial performance, similar to ours, is influenced, either up or down, by external conditions such as changes in commodity prices

• Encourage the named executive officers to enhance the value of our company and increase the price of the company’s stock, resulting in greater stockholder return over time

• Reduce excessive risk-taking by aligning executives’ interests with the company’s and stockholders’ long-term interests

• Encourage multi-year financial performance that exceeds that of our comparator group

Compensation Component	Description	Objective
2010 Special Incentive Program

• Incentive award established in connection with our company’s acquisition of Griffin in 2010

• Includes multi-year potential grant opportunities, including one in 2013

• Grants are made in shares of stock that vest based upon the attainment of specified performance goals tied to our stock price

• Encourage the participating named executive officers to enhance the value of our company following the Griffin acquisition and increase the price of the company’s stock to certain pre-determined levels, resulting in greater stockholder return over time

• Encourage strong multi-year financial performance

Retirement and Health and Welfare Benefits	• 401(k) plan and frozen pension plan • Group health, life and other standard welfare plan benefits • Termination/severance benefits per employment/severance agreements	• Provides competitive employee benefits in the form of retirement and health and welfare benefits • Severance benefits provide important recruitment/retention tool
Perquisites and Other Benefits	• Generally limited to automobile (allowance or use) and certain club dues	Provides perquisites and other personal benefits that are reasonable and consistent with a competitive compensation package

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)

The following graphs illustrate the mix of total direct compensation elements for our named executive officers at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance-driven cash and equity-based compensation.

Chief Executive Officer—Target Annual Compensation Mix

Average Named Executive Officer Target Annual Compensation Mix (Excluding the CEO)

(1) Excludes the special one-time award granted to Mr. Bullock. If that award was included in his target compensation for 2013, Mr. Bullock’s compensation mix would be 28% base salary, 14% annual incentive bonus, 3% performance-based stock options, and 55% performance-based restricted stock.

The mix of total direct compensation for Mr. Griffin differs from the other named executive officers as the result of an employment agreement that he entered into with the company as part of the closing of the Griffin acquisition in December 2010. Under Mr. Griffin’s agreement, his level of base salary that was in effect with Griffin before the acquisition was required to remain in effect during a three-year term following the acquisition. The committee adjusted the level of Mr. Griffin’s incentive opportunities during fiscal 2013 in light of his contractually determined base salary level.

Fiscal 2013 Total Direct Compensation:

Base Salary and Annual and Long-term Incentive Compensation Decisions

BASE SALARY

Our company provides named executive officers with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data supplied by Aon Hewitt. Base salary is designed to be competitive when compared with comparison companies. The committee periodically reviews base salaries of senior executives to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background.

For fiscal 2013, base salary rates for the named executive officers were not adjusted, except that Mr. Stevenson and Mr. Bullock received cost-of-living increases in their base salary rates equal to 1.7% and 3.0%, respectively. These base salary rate increases were generally in line with rate increases received by other salaried employees during fiscal 2013.

ANNUAL INCENTIVE COMPENSATION

Overview

To motivate performance, each of our named executive officers was provided with an annual incentive award opportunity for fiscal 2013 tied to (i) our “return on gross investment” (“ROGI”) performance and (ii) the performance of the individual with respect to key strategic, personal and operational (“SOP”) goals. The range of award payouts that an executive could earn, as well as the performance goals, were established at the beginning of the year. Additional detail with respect to the design of the fiscal 2013 annual incentive program is provided below.

Annual Incentive Award Formula

In determining payouts under the fiscal 2013 annual incentive program, the committee used the following formula for the named executive officers:

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the named executive officers for fiscal 2013:

	Target Bonus Opportunity
Executive	% of Base Salary	In Dollars
Mr. Stuewe	100%	$850,000
Mr. Stevenson	50%	$228,750
Mr. Muse	65%	$325,000
Mr. Griffin	15%	$114,136
Mr. Bullock	50%	$154,500

Annual Incentive Plan Performance Metrics and Range of Performance

The design of the annual incentive program for fiscal 2013 remained similar to the design that was in place for fiscal 2012. The committee viewed using a similar year-over-year approach as appropriate in order to maintain consistency within the organization and continue to drive performance in financial, operational, and strategic measures that are closely tied to stockholder value creation. Additional detail with respect to the performance metrics and range of performance is provided below.

Return on Gross Investment (75% weighting): 75% of each named executive officer’s payout was tied to our annual ROGI performance. Our annual ROGI result is then compared to ROGI benchmarks that were derived from our Performance Comparator Group.

ROGI	=

earnings before interest, taxes, depreciation, and amortization divided by

the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions, indebtedness issued to institutional investors and indebtedness registered under the Securities Act of 1933)

The committee selected ROGI as the sole financial performance metric because (i) ROGI is a performance measure that is well understood internally and (ii) ROGI is a common metric for how investors evaluate our performance. In addition, because we are subject to commodity price fluctuations that may impact financial performance positively or negatively, the committee believed it was appropriate to compare our performance to that of other cyclical and/or volatile companies whose financial performance is influenced, either up or down, by external conditions such as changes in commodity prices. Accordingly, the committee established the performance goal based on our performance against a comparator group of cyclical and volatile companies to (i) reward management for out-performing companies subject to similar economic conditions and (ii) avoid tying incentives to internal budgets, which are significantly influenced by outside factors, and may over- or under-compensate executives because of those outside factors. The calculation of ROGI is subject to adjustment by the committee for excess cash on hand or in extraordinary circumstances in order to more fairly assess our company’s performance for executive compensation purposes. For fiscal 2013, an adjustment was made to remove the impact of transaction costs related to the Rothsay, Terra and VION Ingredients transactions.

In establishing the ROGI performance goals, the committee worked with Aon Hewitt to evaluate competitive levels of ROGI performance for the Performance Comparator Group over a 10-year period. That competitive assessment served as the basis for establishing the performance goals at threshold, target, and maximum levels of performance for fiscal 2013. For performance between the levels noted below, ROGI was calculated based on each percentile rank for the Performance Comparator Group in the same manner that threshold, target, and maximum levels of performance were determined. The fiscal 2013 ROGI performance curve is summarized below.

	2013 Annual Incentive Plan

Level of Performance	Comparator Group Percentile Rank	Required Level of ROGI Performance	Award Payout (% of Target)
Below Threshold	Below 25th Percentile	Below 10.6%	0%
Threshold	25th Percentile	10.6%	25%
Target	50th Percentile	15.2%	100%
Maximum or Above	80th Percentile	23.7%	300%

For Mr. Griffin, the committee determined that no portion of the ROGI component of his annual incentive award would be earned if our ROGI performance was below the 50th percentile for fiscal 2013. The committee also determined that Mr. Griffin would not earn more than 100% of target on the ROGI component of his annual incentive award for above-target performance. The committee felt this was appropriate in light of the contractually defined amount of base salary under Mr. Griffin’s employment agreement entered into as part of the closing of the Griffin acquisition in 2010.

Strategic, Personal, and Operational Goals (25% weighting): Each of our named executive officers also had SOP goals for fiscal 2013 that were tied to short- and long-term strategic objectives within the company. The SOPs were a blend of quantitative and qualitative goals for each named executive officer, with a varying number of goals and weighting of those goals for each executive. The SOPs with respect to fiscal 2013 addressed items such as:

•	identifying and developing acquisition candidates;

•	growing the core business;

•	improving safety performance; and

•	other specific business development or transitional goals.

Payouts with respect to the SOPs generally could range from 0% to 300% of target, with a payout equal to 100% of target for achieving target level performance. Mr. Bullock, however, had a maximum payout related to the SOP component equal to 100% of target, rather than 300%, because he participated in an annual incentive program for fiscal 2013 for the next tier of senior management. In order for the executives to be eligible to receive an award with respect to the SOPs, we had to achieve at least threshold ROGI performance (i.e., 10.6% for fiscal 2013). Absent the achievement of threshold ROGI performance, no awards would be earned with respect to the SOPs, irrespective of the executive’s performance.

2013 Performance Results and Award Payouts

In 2013, we achieved ROGI performance equal to 18.96%, which equated to 67.6th percentile performance relative to our Performance Comparator Group and therefore resulted in award payouts equal to 208.787% of target on the ROGI portion of the performance goal (100% in the case of Mr. Griffin). As the threshold level of ROGI was achieved, the portion of the award based on the SOPs were fully payable. Each of the named executive officers was determined to have met at least 75% of their applicable SOP goals for fiscal 2013. For Mr. Stuewe, the committee noted in particular Mr. Stuewe’s continued execution on the Company’s growth strategy and the successful completion and startup of the Diamond Green Diesel facility, the Company’s joint venture project with Valero Energy Corporation. Accordingly, with respect to the SOPs, Mr. Stuewe earned 192.64% of target. The other named executive officers other than Mr. Bullock earned between 197.84% and 199.93% of target. Mr. Bullock earned 98.0% of target (compared to his maximum opportunity of 100% for the SOP component).

The chart below provides a summary of the awards earned for ROGI and SOP performance by each named executive officer.

	Target Bonus Opportunity	Award Payouts Based on Actual Performance		Total
Executive		ROGI Payout (75% Weighting)	SOPs Payout (25% Weighting)	Total Award Payout	Percent of Target
Mr. Stuewe	$850,000	$1,327,645	$409,357	$1,737,002	204.35%
Mr. Stevenson	$228,750	$357,293	$114,333	$471,626	206.17%
Mr. Muse	$325,000	$507,629	$162,441	$670,070	206.17%
Mr. Griffin	$114,136	$85,602	$56,453	$142,055	124.46%
Mr. Bullock	$154,500	$241,319	$37,853	$279,172	180.69%

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our named executive officers was provided with long-term incentive award opportunities for fiscal 2013 that were tied to our performance. The principal objectives of the long-term incentive (“LTI”) design are to (i) motivate the our named executive officers to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the named executive officers with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests. The committee believes that providing long-term equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives.

Mix of Equity Awards

Under the 2012 Omnibus Plan, the committee may grant various types of equity-based awards. Consistent with prior years, the committee continued to provide long-term incentives for fiscal 2013 through performance-based restricted stock and performance-based stock options. With respect to those awards, the target value was provided using the following mix:

Approach to Granting Long-Term Incentives

The chart below summarizes the approach used by the committee in granting LTI awards for fiscal 2013. Additional detail with respect to the approach is provided below.

At the beginning of the year, the committee establishes a set dollar award opportunity for each named executive officer. That dollar award opportunity is then converted to a target number of performance-based stock options and performance-based restricted shares.

•	The target number of performance-based stock options is determined by dividing the target dollar value to be provided in performance-based stock options by a Black-Scholes value for a performance-based stock option determined as of the beginning of the fiscal year.

•	The target number of performance-based restricted shares is determined by dividing the target dollar value to be provided in performance-based restricted stock by an adjusted per share value for our stock as of the beginning of the fiscal year that reflects potential forfeiture events and performance conditions.

The number of performance-based stock options and performance-based restricted shares granted in early 2014 for fiscal 2013 performance was based on the target number of awards adjusted for our average ROGI performance for the most recently completed five years (2009 – 2013) compared to the Performance Peer Group (as described in additional detail below). Once the size of the grant is approved by the committee, 25% of the awards vest at grant and the remaining 75% of awards vest in three equal installments on the 1st, 2nd, and 3rd anniversaries of the date of grant.

Long-Term Incentive Award Opportunities

The chart below summarizes the target LTI award opportunities for the named executive officers for fiscal 2013. See the section entitled “2013 Performance Results and Award Payouts – LTI” for detail with respect to actual awards granted based on our 5-year average ROGI performance.

	Target Long-Term Award Opportunities
Executive	% of Base Salary	In Dollars	Target Number of Stock Options	Target Number of Restricted Shares
Mr. Stuewe	125%	$1,062,500	30,562	67,558
Mr. Stevenson	75%	$343,125	9,870	21,817
Mr. Muse	75%	$375,000	10,787	23,844
Mr. Griffin(1)	35%	$266,317	7,660	16,933
Mr. Bullock	50%	$154,500	4,444	9,824

(1) Target award set at 60th percentile performance. See the discussion in Long-Term Incentive Program Performance Metrics and Range of Performance for additional detail.

Long-Term Incentive Program Performance Metrics and Range of Performance

The design of the fiscal 2013 LTI program was similar to the design that was in place for fiscal 2012. The key design features of the LTI program are described below:

•	100% performance-based

•	Performance metric is based on our 5-year average ROGI (2009 – 2013) compared to ROGI benchmarks that were derived from the our Performance Comparator Group

•	Once award is granted following the completion of the performance period, there are additional time-vesting requirements to enhance retention

The committee believes that the current design of the LTI program continues to motivate long-term ROGI performance that exceeds the median long-term performance of other cyclical and volatile companies, which is likely to lead to stockholder value creation. The committee also believes that the 5-year performance measurement period is consistent with the committee’s objective to measure how we perform against a long-term standard for ROGI performance and differentiates the LTI program from the annual incentive program, which is based on 1-year of performance. This approach also recognizes that we are subject to commodity price fluctuation that may impact financial performance positively or negatively. Thus, the committee believed it was appropriate to compare our performance to that of other cyclical and/or volatile companies whose financial performance is influenced, either up or down, by external conditions such as changes in commodity prices. In determining the fiscal 2013 grant, the committee considered our past performance vs. the Performance Comparator Group.

In establishing the ROGI performance goals, competitive levels of ROGI performance are determined based on ROGI for the Performance Comparator Group over a 10-year period. That competitive assessment served as the basis for establishing the performance goals at threshold, target and maximum levels of performance for fiscal 2013. The fiscal 2013 ROGI performance curve, which applies to all executives other than Messrs. Griffin and Bullock, is summarized below:

	2013 Long-Term Incentive Program
Level of Performance	Comparator Group Percentile Rank	Required Level of ROGI Performance	Award Payout (% of Target)
Below Threshold	Below 25th Percentile	Below 11.6%	25%
Threshold	25th Percentile	11.6%	25%
Target	50th Percentile	15.2%	100%
Maximum or Above	75th Percentile	20.2%	200%

For Mr. Griffin, the committee determined that no LTI awards would be granted if our performance was below the 60th percentile for fiscal 2013. If the Company achieved performance above the 60th percentile, the awards granted to Mr. Griffin would be determined based on the same performance curve as that noted above. Because Mr. Griffin’s performance target was set at 60th percentile, rather than 50th percentile, but otherwise on the same performance curve as noted above, his maximum award payout equates to 143%, rather than 200%, of target. The committee felt this was appropriate in light of the contractually defined amount of base salary under Mr. Griffin’s employment agreement entered into as part of the closing of the Griffin acquisition in 2010.

Mr. Bullock participated in a long-term incentive program for fiscal 2013 for the next tier of senior management that followed a similar design to the executive officer program described above but with a performance curve that included a maximum award opportunity of 150% of target, rather than 200% of target.

2013 Performance Results and Performance-Based Grants—LTI

For purposes of the LTI program, we achieved 5-year ROGI performance for fiscal 2013 equal to 22.7%, which equated to above 75th percentile performance relative to our Performance Comparator Group and resulted in maximum level awards to the named executive officers, which as noted above was 200% for Messrs. Stuewe, Stevenson and Muse, 143% for Mr. Griffin and 150% for Mr. Bullock. As a result, the following number of performance-based stock options and restricted shares were granted in March 2014.

	Stock Options		Restricted Shares
Executive	Target Number of Stock Options	Actual Number of Stock Options Granted	Target Number of Restricted Shares	Actual Number of Restricted Shares Granted
Mr. Stuewe	30,562	61,124	67,558	135,115
Mr. Stevenson	9,870	19,739	21,817	43,634
Mr. Muse	10,787	21,573	23,844	47,688
Mr. Griffin	7,660	10,943	16,933	24,191
Mr. Bullock	4,444	6,666	9,824	14,736

2010 SPECIAL INCENTIVE COMPENSATION PROGRAM

In connection with our company’s acquisition of Griffin in December 2010, the committee established a special incentive program that we refer to as the “2010 Special Incentive Program.” Of the named executive officers, only Messrs. Stuewe and Muse participate in the 2010 Special Incentive Program. The program was intended to encourage (i) the participating named executive officers to enhance the value of our company following the Griffin acquisition and increase the price of the company’s stock to certain pre-determined levels, resulting in greater stockholder return over time, and (ii) strong multi-year financial performance.

Under the 2010 Special Incentive Program, the participating named executive officers were eligible to earn awards of stock at levels established at the time of the Griffin closing. A portion was awarded based on the successful completion of the closing and a portion was subject to achievement of specified stock price hurdles over four years following the closing. Two of these performance-based award opportunities remained outstanding during fiscal 2013.

For the first of these two outstanding awards to be earned, on the third anniversary of the Griffin closing (i.e., December 17, 2013), two requirements had to be met:

•	the price of our company’s common stock had to be at least $12.50 per share, and

•	the percentage increase of our company’s common stock over $12.50 per share had to exceed the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding one year period.

We met these requirements, and as a result Messrs. Stuewe and Muse each received an award of 23,333 fully vested shares of stock in December 2013.

As the final outstanding award opportunity under the 2010 Special Incentive Program, each of Messrs. Stuewe and Muse will be granted 23,334 fully vested shares of stock on the fourth anniversary of the Griffin closing (i.e., December 17, 2014) if the following requirements are met:

•	the price of our company’s common stock must be at least $12.50 per share, and

•	the percentage increase of our company’s common stock over $12.50 per share must exceed the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding two year period.

2013 SPECIAL AWARD TO MR. BULLOCK

In August 2013, the committee granted Mr. Bullock a special restricted stock award under the 2012 Omnibus Plan of 24,000 shares. This award recognizes Mr. Bullock’s efforts in helping the company execute upon its renewable fuels strategy, including the negotiation of the Diamond Green Diesel joint venture with Valero Energy Corporation and the successful completion and startup of the Diamond Green Diesel facility. The first 8,000 shares of the award were vested upon grant. The remaining portion of the award becomes vested 8,000 shares each on the first and second anniversaries of the grant date if the Diamond Green Diesel joint venture attains a specified level of trailing 12-month earnings before interest, taxes, depreciation and amortization (EBITDA), as reflected in the financial statements for Diamond Green Diesel LLC prepared in accordance with generally accepted accounting principles. Mr. Bullock must remain employed with the company through each vesting date. Accordingly, the award is designed to encourage both the successful operation of the Diamond Green Diesel facility and Mr. Bullock’s continued retention.

Other Features of Our Compensation Program

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

Our company offers a 401(k) plan to all of its eligible salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and a matching contribution of 25% of a participant’s contributions up to 6% of a participant’s base salary. Our company also maintains a Salaried Employees’ Retirement Plan which was frozen effective December 31, 2011 and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed. We do not provide special or supplemental retirement benefits to our named executive officers.

Perquisites and Other Personal Benefits

Our company provides named executive officers with modest perquisites and other personal benefits, generally in the form of a company automobile (or related allowance) and certain club dues, all as reflected in the All Other Compensation column in the Summary Compensation Table included elsewhere in this Proxy Statement. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company previously entered into an employment agreement with Mr. Stuewe, and this agreement remains in effect. Our company has entered into Senior Executive Termination Benefits Agreements with Messrs. Stevenson, Muse, Griffin and Bullock that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. The Senior Executive Termination Benefits Agreement for Mr. Muse, however, has been terminated and replaced by a Transitional Services Agreement effective at the closing of the VION Ingredients acquisition in early 2014 in connection with his role change that took place at the end of fiscal 2013. Mr. Griffin entered into an employment agreement with the company in December 2010 in connection with the closing of the Griffin acquisition, but that agreement expired in accordance with its terms on the third anniversary of the closing in December 2013, and it is no longer in effect. See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our named executive officers and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control.

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and named executive officers with those of our stockholders. The guidelines require our named executive officers and non-employee directors to maintain an investment in our common stock at the following levels:

•	Chief Executive Officer: five times his annual base salary;

•	Other Named Executive Officers: 2.5 times his or her annual base salary; and

•	Non-employee Directors: five times his or her annual retainer.

Each of the named executive officers and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines. In determining whether the required investment levels have been met, shares will be valued using the closing price of our common stock on the later of (i) the date(s) acquired, or (ii) March 23, 2011 (the date that the stock ownership guidelines were adopted).

POLICY ON HEDGING

The stock ownership guidelines prohibit each named executive officer and non-employee director from engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions.

COMPENSATION RECOVERY (CLAWBACKS)

As required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12 month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for annual compensation over $1,000,000 paid to certain executives of that corporation. The Internal Revenue Code generally excludes from the $1,000,000 limitation, any compensation paid based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

Fiscal 2014 Changes to Our Executive Compensation Program

The committee has evaluated and made certain changes to our executive compensation program for fiscal 2014, especially to reflect new strategic priorities resulting from the acquisition of the VION Ingredients business. The program will continue to focus on providing performance-based compensation opportunities tied to measurable performance goals that the committee believes will drive long-term stockholder value. The amount and mix of compensation for the named executive officers may be changed, however, from past practice. The changes to fiscal 2014 compensation for Mr. Stuewe include:

•	An increase in the total direct compensation opportunity given the significant increase in size and geographic scope of our company following the Rothsay and VION Ingredients acquisitions. Mr. Stuewe’s annual rate of base salary has been increased from $850,000 to $1,000,000, and his target LTI award opportunity has been increased from 125% to 300% of base salary.

•	Performance for the annual incentive bonus will be based on our earnings before income, taxes, depreciation and amortization (EBITDA) rather than ROGI. The calculation of EBITDA for this purpose is subject to adjustment by the committee for certain one-time, unusual or extraordinary items in order to more fairly assess our company’s performance for executive compensation purposes.

•	Mr. Stuewe’s LTI award will be delivered about 47% in stock options and 53% in restricted stock (rather than 20% in stock options and 80% in restricted stock as has been our historic practice) to further motivate Mr. Stuewe to create shareholder value above current levels over a multi-year period.

In addition, a group of senior executives of the company and VION Ingredients, including Messrs. Stuewe, Stevenson and Bullock, received a special award of performance share units under the 2012 Omnibus Plan in connection with the closing of the VION Ingredients transaction. These performance share units become vested over the 3-year period following the closing only if the company and VION Ingredients achieve pre-established levels of EBITDA growth. The committee made this award in order to encourage retention of the key leadership team and to focus the team on the successful integration and growth in our combined business.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

O. Thomas Albrecht, Chairman

D. Eugene Ewing

John D. March

Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2013, 2012 and 2011.

Name and Principal Position (1)	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compen- sation (6)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (7)	All Other Compen- sation		Total
Randall C. Stuewe	2013	$850,000	—	$3,213,863	(2)	$545,611	(2)	$1,737,002	($21,752)	$60,151	(8)	$6,384,875
Chairman and Chief Executive Officer	2012	850,000	—	4,184,474	(3)	667,046	(3)	2,485,645	33,233	62,537		8,282,935
	2011	800,000	—	2,549,710	(4)	636,758	(4)	2,400,002	49,329	43,212		6,479,011

Colin Stevenson (13)	2013	457,500	—	890,570	(2)	176,196	(2)	471,626	—	42,045	(9)	2,037,937
Executive Vice President – Chief Financial Officer	2012	155,769	$100,000	831,000	(5)	—		—	—	5,507		1,092,276

John O. Muse (14)	2013	500,000	—	1,429,478	(2)	192,567	(2)	670,070	(53,806)	61,956	(10)	2,800,265
Executive Vice President – Chief Administrative Officer	2012	500,000	—	2,424,417	(3)	235,427	(3)	950,394	18,934	56,436		4,185,608
	2011	475,000	—	908,335	(4)	226,848	(4)	926,252	61,931	47,039		2,645,405

Martin W. Griffin (15)	2013	760,907	—	493,738	(2)	97,681	(2)	142,055	—	42,329	(11)	1,536,710
Executive Vice President – Co-Chief Operations Officer

John Bullock (16)	2013	309,000	—	810,282	(2)	59,503	(2)	279,172	—	20,767	(12)	1,478,724
Senior Vice President – Business Development

(1)	The listed positions are those held as of the last day of fiscal 2013. The following changes to these listed positions occurred after the end of fiscal 2013: Mr. Stevenson became our Executive Vice President – Global Finance and Administration; Mr. Muse became our Chief Synergy Officer; Mr. Griffin became our Executive Vice President – Chief Operations Officer, North America; and Mr. Bullock became our Executive Vice President – Chief Strategy Officer.

(2)	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 4, 2014 under the 2013 LTI program and, in the case of Messrs. Stuewe and Muse, the restricted stock awards granted on December 17, 2013 under the 2010 Special Incentive Program and, in the case of Mr. Bullock, the restricted stock award granted on August 5, 2013. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 4, 2014 under the 2013 LTI Program. See “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Long-Term Incentive Compensation” on page 31, “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – 2010 Special Incentive Compensation Program” on page 34 and “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – 2013 Special Award to Mr. Bullock” on page 35. In addition, see Note 14 of the consolidated financial statements in our Annual Report for the fiscal year ended December 28, 2013 regarding assumptions underlying valuation of equity awards.

(3)	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 5, 2013 and the restricted stock awards granted on January 31, 2012 and December 17, 2012 under the 2010 Special Incentive Program. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 5, 2013.

(4)	In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 6, 2012. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 6, 2012.

(5)	Represents restricted stock granted to Mr. Stevenson on September 1, 2012 in connection with his acceptance of employment with the Company.

(6)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2013, 2012 and 2011, as the case may be, under the applicable annual incentive plan. For fiscal 2013, these amounts are the actual amounts earned under the awards described in the fiscal 2013 Grants of Plan-Based Awards table on page 41. For fiscal 2013, payments under the annual incentive plan were calculated as described in “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Annual Incentive Compensation” on page 28.

(7)	The item for fiscal 2013 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 1, 2013 to December 31, 2013. This change is the difference between the fiscal 2012 and fiscal 2013 measurements of the present value, assuming that benefit is not paid until age 65. The item for fiscal 2012 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 1, 2012 to December 31, 2012. This change is the difference between the fiscal 2011 and fiscal 2012 measurements of the present value, assuming that benefit is not paid until age 65. The item for fiscal 2011 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the Darling International Inc. Salaried Employees’ Retirement Plan from January 1, 2011 to December 31, 2011. This change is the difference between the fiscal 2010 and fiscal 2011 measurements of the present value, assuming that benefit is not paid until age 65. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 16 of the consolidated financial statements in our Annual Report for the fiscal year ended December 28, 2013.

(8)	Represents $24,000 in auto allowance, $4,467 in personal auto use, $9,392 in club dues paid by our company, $3,167 in group life and $19,125 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(9)	Represents $10,500 in auto allowance, $1,068 in personal auto use, $2,449 in group life, $9,392 in club dues paid by our company and $18,636 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(10)	Represents $10,500 in auto allowance, $4,898 in personal auto use, $9,381 in club dues paid by our company, $15,502 in group life and $21,675 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(11)	Represents $11,212 related to personal use of our company’s aircraft, $6,355 in group life, $5,087 in reimbursement of medical expenses and $19,675 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(12)	Represents $1,642 in group life and $19,125 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(13)	Mr. Stevenson did not become a named executive officer until fiscal 2012. Accordingly, no information is given in this table for fiscal years prior to fiscal 2012.

(14)	Mr. Muse ceased to be an executive officer of our company effective at the end of the 2013 fiscal year.

(15)	Mr. Griffin did not become a named executive officer until fiscal 2013. Accordingly, no information is given in this table for fiscal years prior to fiscal 2013.

(16)	Mr. Bullock did not become a named executive officer until fiscal 2013. Accordingly, no information is given in this table for fiscal years prior to fiscal 2013.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 28, 2013.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (3)	Maximum (#)
Randall C. Stuewe	1/24/13	$212,500	$850,000	$2,550,000	–	135,115	–	–	61,124		$2,757,697	(5)
										$19.94	$545,611	(6)

Colin Stevenson	1/24/13	$57,188	$228,751	$686,251	–	43,634	–	–	19,739		$890,570	(5)
										$19.94	$176,196	(6)

John O. Muse	1/24/13	$81,251	$325,000	$975,000	–	47,688	–	–	21,573		$973,312	(5)
										$19.94	$192,567	(6)

Martin W. Griffin	1/24/13	–	$114,136	$171,204	–	24,191	–	–	10,943		$493,738	(5)
										$19.94	$97,681	(6)

John Bullock	1/24/13	$38,625	$154,500	$386,250	–	14,736	–	–	6,666		$300,762	(5)
										$19.94	$59,503	(6)

(1)	Represents the date that the compensation committee approved the 2013 Executive Compensation Program that contained award opportunities for each named executive officer dependent upon the achievement of pre-established financial and operational goals.

(2)	Non-equity incentive awards granted to each of the named executive officers pursuant to the annual incentive bonus component of the 2013 Executive Compensation Program. These amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2013 Executive Compensation Program. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2013 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2013, see “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Annual Incentive Compensation” on page 28.

(3)

Represents the performance based restricted stock which was granted and issued to the recipients on March 4, 2014, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of shares of such performance based restricted stock granted was determined in accordance with the terms of the 2013 Executive Compensation Program. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2013 Executive Compensation Program, the range of the award opportunity for performance based restricted stock for each named executive officer was as follows: 33,779 to 135,115 shares for Mr. Stuewe; 10,909 to 43,634 shares for Mr. Stevenson; 11,922 to 47,688 shares for Mr. Muse; 16,933 to 24,191 shares for Mr. Griffin; and 4,912 to

14,736 shares for Mr. Bullock. For a detailed discussion of the restricted stock awards, see “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Long-Term Incentive Compensation” on page 31.

(4)	Represents the stock options which were granted and issued to the recipients on March 4, 2014, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of stock options issued was determined in accordance with the terms of the 2013 Executive Compensation Program. The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on March 3, 2014. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2013 Executive Compensation Program, the range of the award opportunity for stock options for each named executive officer was as follows: 15,281 to 61,124 for Mr. Stuewe; 4,935 to 19,739 for Mr. Stevenson; 5,393 to 21,573 for Mr. Muse; 7,660 to 10,943 for Mr. Griffin; and 2,222 to 6,666 for Mr. Bullock. For a detailed discussion of the stock option awards, see “Fiscal 2013 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Long-Term Incentive Compensation” on page 31.

(5)	Represents the grant date fair value of the performance based restricted stock award granted on March 4, 2014, computed in accordance with FASB ASC Topic 718.

(6)	Represents the grant date fair value of the stock option award granted on March 4, 2014, computed in accordance with FASB ASC Topic 718.

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009, pursuant to which Mr. Stuewe was employed through December 31, 2013 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2014.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections or (vi) Mr. Stuewe’s resignation within ninety days following a change of control (as defined in the agreement) of our company. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 46.

Other Employment Agreements

In connection with the closing of the Griffin transaction, we entered into an employment agreement dated as of December 17, 2010, with Mr. Griffin. This employment agreement expired on December 17, 2013 in accordance with its terms at which time our company entered into an Executive Termination Benefits Agreement with Mr. Griffin as further described under the heading “Potential Payments upon Termination or Change of Control” beginning on page 46.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of our fiscal year ended December 28, 2013:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Randall C. Stuewe	127,100 82,600 21,581 27,213 34,742 18,443	– – – 9,072 34,742 55,329	(1) (2) (3)	$ $ $ $ $ $	4.16 3.94 8.21 14.50 16.98 16.53	11/19/2014 06/16/2015 03/09/2020 03/08/2021 03/06/2022 03/05/2023	249,651	(4)	$5,185,251

Colin Stevenson	–	–			–	–	16,667	(5)	346,174

John O. Muse	7,673 7,737 12,376 6,509	– 2,579 12,378 19,528	(1) (2) (3)	$ $ $ $	8.21 14.50 16.98 16.53	03/09/2020 03/08/2021 03/06/2022 03/05/2023	101,597	(6)	2,110,170

Martin W. Griffin	3,302	9,906	(3)		$16.53	03/05/2023	21,898	(7)	454,821

John Bullock	1,953	5,858	(3)		$16.53	03/05/2023	28,950	(8)	601,292

(1)	These stock options were granted on March 8, 2011 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(2)	These stock options were granted on March 6, 2012 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(3)	These stock options were granted on March 5, 2013 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.
(4)	These shares consist of: (i) 226,317 shares that are part of awards granted on March 8, 2011, March 6, 2012 and March 5, 2013, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 23,334 shares granted on January 31, 2012 pursuant to the 2010 Special Incentive Program, which shares vested on January 31, 2014.
(5)	These shares were granted on September 1, 2012, and vest in three equal installments on the next three anniversary dates of the grant.
(6)	These shares consist of: (i) 78,263 shares that are part of awards granted on March 8, 2011, March 6, 2012 and March 5, 2013, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 23,334 shares granted on January 31, 2012 pursuant to the 2010 Special Incentive Program, which shares vested on January 31, 2014.
(7)	These shares are part of an award granted on March 5, 2013, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

(8)	These shares consist of (i) 12,950 shares that are part of an award granted on March 5, 2013, which award vests in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant and (ii) 16,000 shares that are part of a special award made to Mr. Bullock on August 5, 2013.

Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 28, 2013, and the value of any restricted stock that vested during the fiscal year ended December 28, 2013.

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall C. Stuewe	—	—	169,235	$2,911,233

Colin Stevenson	—	—	8,333	168,577

John O. Muse	—	—	88,228	1,548,604

Martin W. Griffin	—	—	7,299	121,747

John Bullock	—	—	12,317	241,848

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan, other than with respect to Mr. Muse, who is age 65. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. Information regarding our Salaried Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 36.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$186,614	–

Colin Stevenson	–	–	–	–

John O. Muse	Salaried Employees’ Retirement Plan	14.17	$564,206	–

Martin W. Griffin	–	–	–	–

John Bullock	–	–	–	–

The present value of accumulated benefits has been calculated as of December 28, 2013, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan), other than with respect to Mr. Muse, who is age 65, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 4.65% discount rate and a projection of the 2014 IRS Prescribed Mortality

Static Annuitant, male and female) are consistent with the assumptions used for our company’s audited financial statements for the fiscal year ended December 28, 2013. See Note 16 of the consolidated financial statements in our Annual Report for the fiscal year ended December 28, 2013 for more information regarding the assumptions underlying the valuation of the pension benefits.

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

•	Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements” ); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

•	Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

•	Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

•	Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

•	Termination upon a Change of Control of our company: If our company terminates Mr. Stuewe without cause within twelve months following a change of control or Mr. Stuewe resigns within ninety days following a change of control, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or

Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that, if following a change of control, Mr. Stuewe’s employment is terminated and as a result of payments made to him in connection with the change of control an excise tax penalty is imposed on Mr. Stuewe under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), our company would be required to make a gross-up payment to Mr. Stuewe sufficient to cover the excise tax. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder. Our Board has adopted a policy precluding approval of tax gross-up provisions in employment agreements entered into by our company in the future with directors or executive officers.

As of the end of fiscal 2013, we had in effect Executive Termination Benefits Agreements with each of Messrs. Stevenson, Muse, Griffin and Bullock, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Messrs. Muse and Stevenson) (i) his annual base salary in effect at the time of his termination or, in the case of Messrs. Muse and Stevenson, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar fringe benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.

These Executive Termination Benefits Agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee fringe benefits provided for in these severance agreements terminate when the executive officer obtains other employment.

In addition to the foregoing, each of Messrs. Muse’s and Stevenson’s Executive Termination Benefits Agreements also provides for severance in certain circumstances following a change of control. Pursuant to Mr. Muse’s agreement, if our company terminates his employment without cause within twelve months following a change of control (as defined in Mr. Muse’s severance agreement) or if he resigns within ninety days following a change of control, then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, he will receive a lump sum payment within thirty days of the date of termination equal to three times his annual base salary at the highest rate in effect in the preceding twelve months. Pursuant to Mr. Stevenson’s agreement, if, within twelve (12) months following a change of control (as defined in Mr. Stevenson’s severance agreement), either our company terminates his employment without cause or he resigns for good reason (as defined in Mr. Stevenson’s agreement), then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, he will receive a lump sum payment within thirty days of the date of termination equal to three times his annual base salary at the highest rate in effect in the preceding twelve months. In both cases, any such payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.

The Executive Termination Benefits Agreement with Mr. Muse was terminated as of January 7, 2014, in connection with our company’s entering into a new transitional services agreement with him.

The tables below reflect the amount of compensation to each of the named executive officers of our company in the event of termination of the executive officer’s employment or upon a change of control. The amount of compensation payable to each named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below. The amounts shown assume that the termination or change of control was effective as of December 28, 2013, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company.

	By Company for Cause	Voluntary Resig- nation	By Company Without Cause or Resignation for Good Reason		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation for Good Reason Following a Change of Control
Randall C. Stuewe
Compensation	–	–	$1,700,000	(1)	–		–	$2,550,000	(2)
Annual Incentive Bonus (3)	–	–	1,737,000		$1,737,000		–	1,737,000
Excise Tax Gross-Up	–	–	–		–		–	–	(4)
Life Insurance Benefits	–	–	–		1,700,000	(5)	–	–
Accrued Vacation (6)	$65,000	$65,000	65,000		65,000		–	65,000
Health and Welfare	–	–	38,000	(7)	–		–	55,000	(8)
Disability Income	–	–	–		1,212,000	(9)	–	–
Equity Awards (10)	–	–	5,124,000		5,124,000		$5,608,000	5,608,000
Pension Accrual (11)	–	–	–		–		–	–
Relocation Expenses	–	–		(12)	–		–		(12)

(1)	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

(2)	Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

(3)	Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2013 compensation program, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2013 would have entitled him to the bonus as of the assumed date of termination.

(4)	No excise tax is due and owing under these circumstances; however, pursuant to the terms of Mr. Stuewe’s employment agreement, our company is obligated to cover the excise tax, if any, Mr. Stuewe incurs as a result of the termination of his employment following a change of control; provided, however, that the amount of such excise tax would be offset by the value attributable to the non-competition provision contained in Mr. Stuewe’s employment agreement.

(5)	Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

(6)	Reflects lump-sum earned and accrued vacation not taken.

(7)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two year period after his employment is terminated.

(8)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three year period after his employment is terminated following a change of control.

(9)	Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

(10)	Reflects the acceleration of vesting of 100% of Mr. Stuewe’s unvested stock options awarded on March 8, 2011, March 6, 2012 and March 5, 2013, and shares of unvested restricted stock awarded March 8, 2011, March 6, 2012, March 5, 2013 and, with respect to a change of control only, January 31, 2012, with the value based on the closing price of our common stock on December 28, 2013 of $20.77 per share. There is no acceleration of the vesting of this restricted stock or stock options upon a resignation by Mr. Stuewe for good reason unless such resignation occurs following a change of control. The amounts shown in connection with change in control scenarios reflect the acceleration of the vesting of 100% of the unvested Grant Two restricted stock awarded to Mr. Stuewe under the 2010 Special Incentive Program, but does not include any amounts attributable to the third component of Grant Three under the 2010 Special Incentive Program since the date associated with the granting of this award opportunity would not have occurred by December 28, 2013.

(11)	Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.

(12)	Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

	By Company for Cause	Voluntary Resig- Nation	By Company Without Cause (1)		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation Following a Change of Control (2)
Colin Stevenson
Compensation	–	–	$686,000	(3)	–		–	$1,373,000	(4)
Life Insurance Benefits	–	–	–		$1,722,500	(5)	–	–
Accrued Vacation (6)	$29,000	$29,000	29,000		29,000		–	29,000
Health and Welfare	–	–	26,000	(7)	–		–	51,000	(8)
Disability Income	–	–	–		1,217,000	(9)	–	–
Executive Outplacement	–	–	10,000	(10)	–		–	10,000	(10)
Equity Awards (11)	–	–	346,000		346,000		$346,000	346,000

John O. Muse
Compensation	–	–	750,000	(3)	–		–	1,500,000	(4)
Life Insurance Benefits	–	–	–		1,850,000	(5)	–	–
Accrued Vacation (6)	48,000	48,000	48,000		48,000		–	48,000
Health and Welfare	–	–	36,000	(7)	–		–	69,000	(8)
Disability Income	–	–	–		–	(9)	–	–
Executive Outplacement	–	–	10,000	(10)	–		–	10,000	(10)
Equity Awards (12)	–	–	1,771,000		1,771,000		2,256,000	2,256,000

(1)	All benefits payable to the noted executive officer upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

(2)	In the case of Mr. Muse resignation must be within 90 days following a change of control. In the case of Mr. Stevenson, resignation must be within twelve (12) months following a change of control and must be for “good reason,” as such term is defined in Mr. Stevenson’s severance agreement.

(3)	Reflects 18 months of compensation based on the noted executive officer’s base salary at December 28, 2013, to be paid to such executive officer in accordance with the terms of his severance agreement.

(4)	Reflects the lump-sum value of the compensation to be paid to the noted executive officer in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.

(5)	Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

(6)	Reflects lump-sum earned and accrued vacation not taken.

(7)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of the noted executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of such executive officer’s severance agreement, are to continue for eighteen months after his employment is terminated.

(8)	Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of the noted executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of such executive officer’s severance agreement, are to continue for a three year period after his employment is terminated following a change of control.

(9)	Reflects the lump-sum present value of all future payments that the noted executive officer would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. Such noted executive officer would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

(10)	Reflects the present value of outplacement fees to be paid by our company to assist the noted executive officer in obtaining employment following termination.

(11)	Reflects the acceleration of vesting of 100% of the shares of unvested restricted stock awarded to Mr. Stevenson on September 1, 2012, with the value based on the closing price of our common stock on December 28, 2013 of $20.77 per share.

(12)	Reflects the acceleration of vesting of 100% of Mr. Muse’s unvested stock options awarded on March 8, 2011, March 6, 2012 and March 5, 2013, and shares of unvested restricted stock awarded March 8, 2011, March 6, 2012, March 5, 2013 and, with respect to a change of control only, January 31, 2012, with the value based on the closing price of our common stock on December 28, 2013 of $20.77 per share. The amounts shown in connection with change in control scenarios reflect the acceleration of the vesting of 100% of the unvested Grant Two restricted stock awarded to Mr. Muse under the 2010 Special Incentive Program, but does not include any amounts attributable to the third component of Grant Three under the 2010 Special Incentive Program since the date associated with the granting of this award opportunity would not have occurred by December 28, 2013.

	By Company For Cause	Voluntary Resignation	By Company Without Cause (1)		Death or Disability		Change in Control (With or Without Termination) (2)
Martin W. Griffin
Compensation	–	–	$761,000	(3)	–		–
Life Insurance Benefits	–	–	–		$1,850,000	(4)	–
Accrued Vacation (5)	$62,000	$62,000	62,000		62,000		$62,000
Health and Welfare (6)	–	–	10,000		–		–
Disability Income	–	–	–		964,000	(7)	–
Executive Outplacement	–	–	10,000	(8)	–		–
Equity Awards (9)	–	–	497,000		497,000		497,000

John Bullock
Compensation	–	–	309,000	(3)	–		–
Life Insurance Benefits	–	–	–		350,000	(4)	–
Accrued Vacation (5)	22,000	22,000	22,000		22,000		22,000
Health and Welfare (6)	–	–	16,000		–		–
Disability Income	–	–	–		744,000	(7)	–
Executive Outplacement	–	–	10,000	(8)	–		–
Equity Awards (9)	–	–	294,000		294,000		394,000

(1)	All benefits payable to Messrs. Griffin and Bullock upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

(2)	Our company has no program, plan or agreement providing benefits to the noted executive officers triggered by a change of control except for the acceleration of the vesting of restricted stock awards to Messrs. Griffin and Bullock which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2004 Omnibus Plan and 2012 Omnibus Plan, as the case may be, means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 20% (30% in the 2012 Omnibus Plan) or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation (in the case of both plans) or amalgamation or statutory share exchange (in the case of the 2012 Omnibus Plan) to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.

(3)	Reflects 12 months of compensation based on the noted executive officer’s base salary at December 28, 2013, to be paid to the noted executive officer in accordance with the terms of his severance agreement.

(4)	Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all Darling salaried employees and is maintained by our company at its sole expense, plus, in the case of Mr. Griffin, an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

(5)	Reflects lump-sum earned and accrued vacation not taken.

(6)	Reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.

(7)	Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

(8)	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.

(9)	Reflects the acceleration of vesting of (i) 100% of unvested stock options awarded on March 5, 2013 to each of Messrs. Griffin and Bullock, and shares of unvested restricted stock awarded on March 5, 2013 to each of Messrs. Griffin and Bullock and (ii) in the case of Mr. Bullock, 4,800 of the remaining shares of unvested restricted stock awarded on August 5, 2013, with the value in each case based on the closing price of our common stock on December 28, 2013 of $20.77 per share.

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended December 28, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
O. Thomas Albrecht	$88,500	$60,000	--	$148,500
D. Eugene Ewing	77,500	60,000	--	137,500
Charles Macaluso	102,000	60,000	--	162,000
John D. March	77,000	60,000	--	137,000
Michael Rescoe (3)	77,500	60,000	--	137,500
Michael Urbut	94,000	60,000	--	154,000

(1)	The aggregate number of stock awards outstanding at December 28, 2013 for the directors listed above are as follows: Albrecht, 29,736; Ewing, 9,490; Macaluso, 29,736; March, 22,050; Rescoe, 9,490; and Urbut, 26,106.

(2)	The aggregate number of option awards outstanding at December 28, 2013 for the directors listed above are as follows: Albrecht, 20,000; Ewing, none; Macaluso, 20,000; March 12,000; Rescoe, none; and Urbut, 16,000.

(3)	Mr. Rescoe retired from the Board effective February 17, 2014.

During fiscal 2013, non-employee members of the Board were paid a $45,000 annual retainer. Each outside director also received $1,500 for each board or committee meeting attended in person or by video where minutes were taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees received an additional $12,000, $7,500 and $5,000, respectively, as an annual retainer, and the lead director of the Board received an additional $15,000 annual retainer. As an additional element of annual non-employee director compensation, pursuant to the 2012 Omnibus Plan, each non-employee director received in fiscal 2013 a grant of $60,000 in value of restricted stock on the fourth business day after we released our 2012 annual financial results. The number of shares granted was determined by dividing $60,000 by the fair market value per share of our common stock on the third business day after we released our 2012 annual financial results. Accordingly, on March 5, 2013, each non-employee director serving on such date received a grant of $60,000 in restricted stock. In the aggregate, 21,204 shares of restricted stock were granted to non-employee directors during the fiscal year ended December 28, 2013.

In accordance with its written charter, the nominating and corporate governance committee is charged with evaluating annually the status of the Board’s compensation in relation to comparable U.S. companies and reporting its findings to the Board. In connection with Aon Hewitt’s latest review of our company’s executive compensation program, the committee retained Aon Hewitt to review our company’s compensation program for its outside directors. Based on Aon Hewitt’s findings and recommendations, the committee recommended to the Board certain changes to our company’s compensation program for its outside directors. Consistent with these recommendations, the Board approved the following changes to our company’s compensation program for its outside directors effective beginning in fiscal 2014: (i) an increase in the annual retainer paid to Board members from $45,000 to $60,000 and (ii) an increase in the value of the annual equity grant given to non-employee directors from $60,000 to $90,000, with such grant to be in the form of restricted stock units to be granted immediately following the annual meeting of stockholders at which the director was elected.

Employee directors receive no additional compensation for serving on the Board.

Equity Compensation Plans

The following table sets forth certain information as of December 28, 2013 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

•	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	991,253	(1)	$9.78	10,286,222
Equity compensation plans not approved by security holders	---		---	---

Total	991,253		$9.78	10,286,222

(1)	Includes shares underlying options that have been issued and granted non-vested stock pursuant to the 2004 Omnibus Plan and the 2012 Omnibus Plan, both as approved by our company’s stockholders. See Note 14 of the consolidated financial statements in our Annual Report for the fiscal year ended December 28, 2013 for information regarding the material features of the 2012 Omnibus Plan, which is substantially similar to the 2004 Omnibus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 14, 2014, by each person or group within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	14,614,338	(1)	8.88%
Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management 6070 Poplar Ave., Suite 300, Memphis, TN 38119	14,224,928	(2)	8.64%
Gates Capital Management, Inc. See footnote (3) below for address	12,583,305	(3)	7.65%
FMR LLC 245 Summer Street, Boston, MA 02210	12,232,280	(4)	7.43%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	10,258,278	(5)	6.23%

(1)	BlackRock, Inc. is a parent holding company in accordance with Rule 13d-1 (b) (1) (ii) (G) of the Exchange Act and has dispositive power with respect to all of the above shares and sole voting power with respect to 14,155,722 of the above shares.

(2)	Michael W. Cook Asset management, Inc. is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 12,843,343 of the above shares.

(3)	Gates Capital Management, Inc., the investment manager of Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P. and ECF Value Fund International, Ltd. may be deemed to indirectly beneficially own 12,583,305 shares of our common stock with respect to the shares beneficially owned by Gates Capital Partners, L.P. Gates Capital Partners, L.P. is the general partner of ECF Value Fund, L.P. and ECF Value Fund II, L.P. Jeffrey L. Gates, President and sole shareholder of Gates Capital Partners, L.P., may be deemed to indirectly beneficially own 12,583,305 shares of our common stock. Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International Master L.P. and Mr. Gates have shared voting and shared dispositive power in respect of these shares. The address for Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P. and Jeffrey L. Gates is 1177 Ave. of the Americas, 32nd Floor, New York, New York 10036 and the address for ECF Value Fund International Master L.P. is c/o Harneys Westwood & Riegels, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

(4)

FMR LLC is a parent holding company in accordance with Section 240.13d-1 (b) (ii) (G) of the Exchange Act. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 10,210,600 of the above shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR LLC and its Chairman, Edward C. Johnson III, through its control of Fidelity, and the funds each has sole power to dispose of the 10,210,600 shares owned by the funds. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Strategic Advisers, Inc., 245 Summer Street, Boston, MA 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 1,507 of the above shares, beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 88,140 of the above shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGALLC, each has sole dispositive power over 88,140 shares and sole power to vote or to direct the voting of 88,140 shares owned by the institutional accounts or funds advised by PGALLC as mentioned previously.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,932,033 of the above shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson III and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,932,033 shares and sole power to vote or to direct the voting of 1,932,033 shares owned by the institutional accounts managed by PGAC as mentioned previously.

(5)	The Vanguard Group, Inc. is an investment adviser in accordance with Section 240.13-d 1 (b)(1)(ii)(E) of the Exchange Act and has sole power to vote or direct votes with respect to 230,807 of the above shares and sole dispositive power with respect to 10,035,671 of the above shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 222,607 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 8,200 of the shares as a result of its serving as investment manager of Australian investment offerings.

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 14, 2014, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Owned	Unexercised Plan Options (1)	Common Stock Beneficially Owned (2)	Percent of Common Stock Owned
Randall C. Stuewe	974,352	371,846	1,346,198	*
O. Thomas Albrecht	51,736	16,000	67,736	*
John Bullock	49,789	5,573	55,362	*
D. Eugene Ewing	9,490	0	9,490	*
Martin W. Griffin	354,599	9,340	363,939	*
Dirk Kloosterboer	18,000	0	18,000	*
Charles Macaluso	41,736	16,000	57,736	*
John D. March	22,050	12,000	34,050	*
John O. Muse	242,657	54,965	297,622	*
Colin Stevenson	81,481	4,935	86,416	*
Michael Urbut	79,736	16,000	95,736	*
All executive officers and directors as a group (12 persons)	1,854,399	479,853	2,334,252	1.41%

*	Represents less than one percent of our common stock outstanding.

(1)	Represents options that are or will be vested and exercisable within 60 days of March 14, 2014.

(2)	Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

Darling, through its wholly-owned subsidiary Griffin Industries LLC, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, our Executive Vice President – Co-Chief Operations Officer. The lease term for each of the Butler properties and the Jackson property is thirty years, and we have the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and we have the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, we have a right of first offer and right of first refusal for that property.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2013.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http//www.darlingii.com/investors.aspx. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2013 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 28, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 for filing with the SEC.

THE AUDIT COMMITTEE

Michael Urbut, Chairman

D. Eugene Ewing

John D. March

PROPOSAL 2 – APPROVAL OF CORPORATE NAME CHANGE

On February 20, 2014, the Board unanimously approved an amendment to our restated certificate of incorporation, as amended, to change our corporate name from “Darling International Inc.” to “Darling Ingredients Inc.” The Board believes it is in Darling’s and our stockholders best interests to effect the name change and recommends to our stockholders the approval and adoption of the name change amendment.

Reason for the Amendment

The change in our corporate name is deemed necessary to more accurately reflect Darling’s current business activities. On January 7, 2014, we acquired the VION Ingredients business division of VION Holding, N.V., a Dutch limited liability company (“VION”), by purchasing all of the shares of VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH, and 60% of Best Hides GmbH, pursuant to a Sale and Purchase Agreement dated October 5, 2013, as amended, between Darling and VION, to expand our platform and transform Darling into a global leader in converting edible and inedible bio-nutrient streams into specialty products and ingredients for the food, pet food, pharmaceutical, feed, fuel, bioenergy and fertilizer industries. The Board believes that it is in Darling’s and our stockholders’ best interests to change our corporate name to “Darling Ingredients Inc.” to better communicate to the public the current and future nature of Darling’s business operations and enable Darling to integrate its brands into one corporate identity.

Effects of the Amendment

The Board has adopted resolutions setting forth the proposed amendment in the form of an amendment to Article One of our restated certificate of incorporation, as amended, and recommends that the stockholders approve (and vote “FOR”) such amendment. The resolutions also provide that the amendment be submitted to the stockholders entitled to vote thereon for consideration at the Annual Meeting in accordance with the General Corporation Law of the State of Delaware. The following is the text of the proposed amendment to Article One of our restated certificate of incorporation, as amended:

“The name of the Corporation is Darling Ingredients Inc.”

If approved, the amendment to our restated certificate of incorporation, as amended, will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable following the Annual Meeting.

If the name change amendment becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Any new stock certificates that are issued after the name change becomes effective will bear the name “Darling Ingredients Inc.”

If the name change amendment is not approved by the stockholders, the proposed amendment to our restated certificate of incorporation, as amended, will not be made and Darling’s name will remain unchanged.

Vote Required

Approval of an amendment to our restated certificate of incorporation, as amended, requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, voting as a class, entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal, and your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of this proposal.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 2.

PROPOSAL 3 – RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending January 3, 2015. KPMG LLP served as our company’s independent registered public accountants for fiscal year 2013 and reported on our company’s consolidated financial statements for that year. We are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2013 and 2012. The aggregate fees billed for fiscal 2013 and 2012 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 28, 2013 and December 29, 2012 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended December 28, 2013 and December 29, 2012 were $3,025,600 and $1,950,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended December 28, 2013 and December 29, 2012 were $1,544,000 and $14,000, respectively, for services related to the company’s implementation of a new enterprise resource planning system.

Tax Fees. KPMG LLP did not provide any professional services for tax compliance, tax advice or tax planning for the years ended December 28, 2013 and December 29, 2012.

All Other Fees. There were no fees billed for professional services rendered by KPMG LLP during the years ended December 28, 2013 and December 29, 2012 for services other than those described above as “Audit Fees” and “Audit-Related Fees”.

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and no services provided by KPMG LLP to us for the year ended December 28, 2013 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending January 3, 2015 requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may be voted at the discretion of the broker holding the shares.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

PROPOSAL 4 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure. At our 2011 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year. We intend to seek an advisory vote on the frequency of our say-on-pay vote at the annual meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of the say-on-pay vote at that time.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 18, for a more detailed discussion of our executive compensation program, including information about fiscal year 2013 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling International Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

Approval of the above resolution requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may not be voted at the discretion of the broker holding the shares.

The say-on-pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 4.

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling International Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling International Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 26, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2015 Annual Meeting Proxy Statement and Proxy Card

Any stockholder proposal to be considered by us for inclusion in our 2015 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2015, must be received by our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, no earlier than January 6, 2015 (120 days prior to the first anniversary of the date of the 2014 Annual Meeting) and no later than February 5, 2015 (90 days prior to the first anniversary of the date of the 2014 Annual Meeting). To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2015 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws. The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 26, 2014

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2014.

Vote by Internet • Go to www.envisionreports.com/DAR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone •Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone •Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Randall C. Stuewe	☐	☐	☐	02 - O. Thomas Albrecht	☐	☐	☐	03 - D. Eugene Ewing	☐	☐	☐

04 - Dirk Kloosterboer	☐	☐	☐	05 - Charles Macaluso	☐	☐	☐	06 - John D. March	☐	☐	☐

07- Michael Urbut	☐	☐	☐
				For Against Abstain						For Against Abstain

2. Proposal to amend the Company’s restated certificate of incorporation, as amended, to change the Company’s corporate name from Darling International Inc. to Darling Ingredients Inc.				☐ ☐ ☐		3. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2015.				☐ ☐ ☐

4. Advisory vote to approve executive officer compensation.				☐ ☐ ☐		5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/6/14 FOR DARLING INTERNATIONAL INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.ENVISIONREPORTS.COM/DAR

PROXY STATEMENT AND ANNUAL REPORT

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Darling International Inc.

Proxy for Annual Meeting of Stockholders

MAY 6, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INTERNATIONAL INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club at 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 6, 2014 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

The undersigned hereby revokes all previous Proxies.

Important notice regarding the availability of proxy materials for the Annual Meeting:

The Notice and Proxy Statement and 2013 Annual Report are available at www.envisionreports.com/DAR

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)